EXHIBIT 99.1

CMS Bancorp, Inc. Announces March 31, 2011 Quarterly Financial Results

WHITE PLAINS, N.Y., May 11, 2011 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank (the "Bank"), announced results for the three months ended March 31, 2011 which reflect net income of $40,000, or $.02 per share, in 2011, compared to a net loss of $35,000, or $0.02 per share, in 2010.

President and CEO John Ritacco commented that "despite continued high prepayments in our mortgage portfolio, we continue to see favorable demand in the non-residential and commercial loan sectors where we experienced net loan growth of $5.8 million in the three month period ended March 31, 2011."

Mr. Ritacco also noted that "net income improved in the three months ended March 31, 2011, compared to 2010, due to higher net interest income, lower non-interest expense and a tax credit, however non-interest income declined due to lower gains on sale of loans caused by the slower than expected residential lending activity."

Commenting on lending markets, Mr. Ritacco reported that "the first three months of 2011 saw lower demand, primarily in the residential mortgage market. We continue to experience a moderate flow of commercial business activity and we will continue with our strategic focus on diversification into higher yielding commercial, multi-family, non-residential and construction loans."

Mr. Ritacco also reported that "the Company's liquidity position remained strong at March 31, 2011, with $59.7 million of cash, cash equivalents and securities available for sale."

The Company reported that the allowance for loan losses as of March 31, 2011 was $1,169,000, up from $807,000 a year ago representing 0.65% and 0.46% of loans outstanding, respectively.  Commenting on these results, Stephen E. Dowd, Senior Vice President and Chief Financial Officer stated that "despite a weak national economy and its effect in our primary market area, the Bank did not experience any significant shift in the loan portfolio, loss experience, or other factors affecting the Bank, other than the planned growth in non-residential and commercial real estate loans and the decline in one-to-four-family mortgage loan balances. In the quarter ended March 31, 2011, we increased the allowance for loan losses by $30,000, due, in part, to economic trends, continued high unemployment, pressure on local real estate values and additions to the non-residential loan portfolio."

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations.  Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited, In thousands)

	March 31, 2011	September 30, 2010
ASSETS
Cash and cash equivalents	$5,217	$3,434
Securities	54,483	56,336
Loans, net	178,085	179,066
Other assets	8,563	8,549
Total assets	$246,348	$247,385

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$187,166	$188,306
Borrowed money	34,500	34,578
Other liabilities	3,066	2,745
Total liabilities	224,732	225,629
Stockholders' equity	21,616	21,756
Total liabilities and stockholders' equity	$246,348	$247,385

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In thousands, except per share data)

	Quarter Ended March 31,
	2011	2010

Interest income	$2,830	$2,795
Interest expense	898	885
Net interest income	1,932	1,910
Provision for loan losses	30	-
Net interest income after provision for loan losses	1,902	1,910
Non-interest income	77	148
Non-interest expense	1,992	2,106
(Loss) before income taxes	(13)	(48)
Income tax (benefit)	(53)	(13)
Net income (loss)	$40	$(35)
Net income (loss) per common share	$0.02	$(0.02)
CONTACT: Stephen E. Dowd
         Senior Vice President & Chief Financial Officer
         914-422-2700